United States securities and exchange commission logo





                 January 23, 2023

       Robert Ravnaas
       Chief Executive Officer
       Kimbell Royalty Partners, LP
       777 Taylor Street, Suite 810
       Fort Worth, TX 76102

                                                        Re: Kimbell Royalty
Partners, LP
                                                            Registration
Statement on Form S-3
                                                            Filed January 17,
2023
                                                            File No. 333-269264

       Dear Robert Ravnaas:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Mitchell Austin,
       Legal Branch Chief, at (202) 551-3574 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Jason Rocha